Exhibit 4.2

TRIUMPH BANCORP, INC.

SECOND SUPPLEMENTAL INDENTURE

dated as of November 27, 2019

to the Indenture

dated as of September 30, 2016

4.875% Fixed-to-Floating Rate Subordinated Notes due 2029

Wells Fargo Bank, National Association, as Trustee

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (“Second Supplemental Indenture”), dated as of November 27, 2019 is between Triumph Bancorp, Inc., a Texas corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States (“Wells Fargo Bank”), not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of September 30, 2016 (the “Base Indenture” and as supplemented by this Second Supplemental Indenture and further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000) aggregate principal amount of a new series of Securities of the Company designated as its 4.875% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company, the Finance Committee of the Board of Directors of the Company, and the Chief Executive Officer and Chief Financial Officer of the Company;

WHEREAS, the Company desires to issue and sell Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000) aggregate principal amount of the Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the Notes;

WHEREAS, the Company acknowledges that all things necessary to make this Second Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company, in each case, in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this Second Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE I

SCOPE OF SECOND SUPPLEMENTAL INDENTURE

Section 1.01    Scope. This Second Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this Second Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Second Supplemental Indenture shall only apply to the Notes.

ARTICLE II

DEFINITIONS

Section 2.01    Definitions and Other Provisions of General Application. For all purposes of this Second Supplemental Indenture unless otherwise specified herein:

(a)    all terms used in this Second Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)    the provisions of general application stated in Sections 102 through 115 of the Base Indenture shall apply to this Second Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Second Supplemental Indenture;

(c)    Section 101 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Benchmark” means, initially, Three-Month LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Agent” means the Company or the Company’s designee appointed by the Company in its sole discretion, prior to the commencement of the Floating Rate Period (which may include the Company’s affiliates) to perform any particular obligation to be performed in connection with the transition to a Benchmark Replacement in its sole discretion.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Benchmark Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Benchmark Agent as of the Benchmark Replacement Date:

(1)	the sum of (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(5)

the sum of: (a) the alternate rate of interest that has been selected by the Benchmark Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Benchmark Agent as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Benchmark Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Interest Period,” timing and frequency of determining rates with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Benchmark Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Benchmark Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Benchmark Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Benchmark Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(4)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(5)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means the Company or the agent appointed by the Company, in its sole discretion, prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with the Indenture, and which appointment may be restricted to just determining Three-Month LIBOR prior to a Benchmark Transition Event or be restricted to just determining a particular Benchmark Replacement after a Benchmark Transition Event.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each applicable Floating Interest Period), and conventions for this rate being established by the Benchmark Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)

if, and to the extent that, the Benchmark Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Benchmark Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 333 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Designated LIBOR Page” means the display on Reuters, Page LIBOR01 (or any successor or substitute page of such service, or any successor to such service selected by the Company), for the purpose of displaying the London interbank rates of U.S. dollars.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i).

“Floating Interest Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii).

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means November 27, 2019.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

“Maturity Date” has the meaning provided in Section 3.02(d).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month LIBOR, 11:00 a.m. (London time) on the relevant Reset Rate Determination Date, and (2) if the Benchmark is not Three-Month LIBOR, the time determined by the Benchmark Agent in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“Representative Amount” has the meaning provided in the definition of “Three-Month LIBOR.”

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable Floating Interest Period commencing on the first Floating Rate Interest Payment Date.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which change or amendment becomes effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“TBK Bank” shall mean TBK Bank, SSB, a Texas state savings bank.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Three-Month LIBOR” means, for any Floating Interest Period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such Floating Interest Period. If such rate does not appear on such page at such time, and if a Benchmark Transition Event has not occurred, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a “Representative Amount”). If at least two such quotations are so provided, Three-Month LIBOR for the Floating Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, Three-Month LIBOR for the Floating Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, but a Benchmark Event has not occurred, then Three-Month LIBOR for the Floating Interest Period related to such Reset Rate Determination Date will be set to equal the Three-Month LIBOR for the immediately preceding Floating Interest Period or, in the case of the Floating Interest Period commencing on the first Floating Rate Interest Payment Date, the coupon shall be the most recent Three-Month LIBOR that can be determined by reference to the Designated LIBOR Page. All percentages used in or resulting from any calculation of Three-Month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company that would preclude the Notes from being included as Tier 2 capital.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d)    Section 101 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:

“Senior Debt” means the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company for money borrowed, whether any such indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date: (i) any debt (a) for money borrowed by the Company, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of the Company, or to secure the payment of revenue bonds issued for the benefit of the Company whether contingent or otherwise; (ii) the obligation of the Company as lessee under any lease of property which is reflected on the Company’s balance sheet as a capitalized lease; (iii) obligations to general and trade creditors; (iv) an obligation arising from direct credit substitutes; (v) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; (vi) all obligations of the type referred to in the foregoing of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and (vii) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the foregoing. Senior Debt excludes: (w) any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes; (x) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Notes are subordinated; (y) any indebtedness to a subsidiary of the Company; and (z) the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition will have the meaning as described in that rule or interpretation.

ARTICLE III

FORM AND TERMS OF THE NOTES

Section 3.01    Form and Dating.

(a)    The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, Chief Financial Officer, its President, one of its Executive Vice Presidents, one of its Senior Vice Presidents, one of its Vice Presidents or its Treasurer, attested by its Secretary or one of its Assistant Secretaries. The Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The Notes shall be dated the date of their authentication.

(b)    The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Second Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02    Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)    Title. The Notes shall constitute a series of Securities having the title “Triumph Bancorp, Inc. 4.875% Fixed-to-Floating Rate Subordinated Notes due 2029” and the CUSIP number 89679EAB8.

(b)    Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the DTC.

(c)    Person to Whom Interest is Payable. Interest payable on each Note, and punctually paid or duly provided for, on any Interest Payment Date (as defined herein) will be paid to the Person in whose name such Note is registered at the close of business on the 15th day of the month immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Any such interest which is payable, but is not so punctually paid or duly provided for on any Interest Payment Date shall cease to be payable to the Holder on such relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the Person in whose name such Note is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such special record date that complies with Section 307 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable.

(d)    Maturity Date. The entire outstanding principal amount of the Notes shall be payable on November 27, 2029 (the “Maturity Date”).

(e)    Interest.

(i)

The Notes will bear interest at a fixed rate of 4.875% per annum from, and including, November 27, 2019 to, but excluding, November 27, 2024 (the “Fixed Rate Period”), or earlier Redemption Date. Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on May 27 and November 27 of each year, (each such date a “Fixed Rate Interest Payment Date”) with the first such Fixed Rate Interest Payment Date being May 27, 2020 and the last such Fixed Rate Interest Payment Date being November 27, 2024 or earlier Redemption Date. The interest payable on each Note during the Fixed Rate Period will be paid to the Person in whose name such Note is registered at the close of business on the fifteenth day of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”), whether or not such day is a Business Day.

(ii)

The Notes will bear a floating per annum interest rate from, and including, November 27, 2024 to, but excluding, the Maturity Date or any earlier Redemption Date that occurs subsequent to November 27, 2024 (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Interest Period will be equal to the then-current Benchmark plus 333 basis points. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on February 27, May 27, August 27 and November 27 of each year (each such date, a “Floating Rate Interest Payment Date”, and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), with the first such Floating Rate Interest Payment Date being February 27, 2025 and the last such Floating Rate Interest Payment Date being the Maturity Date or any earlier Redemption Date that occurs subsequent to November 27, 2024; and the term “Floating Interest Period” when used in reference to a point in time occurring during the Floating Rate Period, shall mean the period commencing on the applicable Floating Rate Interest Payment Date (or, in the case of the initial Floating Interest Period, commencing on November 27, 2024) to, but excluding, the next succeeding Floating Rate Interest Payment Date (and, in the case of the last such Floating Interest Period, from, and including, the Floating Rate Interest Payment Date immediately preceding the Maturity Date or the Redemption Date to, but excluding, such Maturity Date or earlier Redemption Date). The initial Floating Interest Period applicable to the Notes is from, and including, November 27, 2024 to, but excluding, February 27, 2025. The interest payable on each Note during the Floating Rate Period will be paid to the Person in whose name such Note is registered at the close of business on the fifteenth day of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”), whether or not such day is a Business Day. Notwithstanding the foregoing, if the Benchmark is less than zero, then the Benchmark shall be deemed to be zero.

(iii)

The interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, November 27, 2024. The interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and on the basis of the actual number of days elapsed. If a Fixed Rate Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, the interest payable on such Interest Payment Date or the payment of principal and interest on the Maturity Date will be paid on the next succeeding Business Day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the Holders of the Notes will not be entitled to any further interest or other payments. If a Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv)

The Calculation Agent will calculate the Benchmark in respect of each applicable Floating Interest Period. The calculation of the Benchmark for each applicable Floating Interest Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable after the first Reset Rate Determination Date will be maintained on file at the Calculation Agent’s principal offices.

(v)	Effect of Benchmark Transition Event.

(1)

If the Benchmark Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the applicable Floating Interest Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Company will have the right to make Benchmark Replacement Conforming Changes from time to time.

(2)

Notwithstanding anything set forth in Section 3.02(e)(ii) above, if the Benchmark Agent determines on or prior to the relevant Reset Rate Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month LIBOR (or the then-current Benchmark, as applicable), then the provisions set forth in this Section 3.02(e)(v) will thereafter apply to all determinations of the rate of interest payable on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest that will be payable for each Floating Interest Period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement plus 333 basis points.

(3)

The Company and the Benchmark Agent are expressly authorized to make certain determinations, decisions and elections under the terms of the Indenture and the Notes, including with respect to the use of any Benchmark Replacement during the Floating Rate Period and under this Section 3.02(e)(v). Any determination, decision or election that may be made by the Company, or by the Benchmark Agent under the terms of the Indenture and the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection (A) will be conclusive and binding on the Holders of the Notes, the Calculation Agent and the Trustee, absent manifest error, (B) if made by the Company, will be made in the Company’s sole discretion, (C) if made by a Benchmark Agent appointed by the Company, will be made after consultation with the Company, and the Benchmark Agent will not make any such determination, decision or election to which the Company reasonably objects, (D) notwithstanding anything to the contrary in the Indenture or the Notes, shall become effective without consent from the Holders of the Notes or the Trustee and (E) shall be provided to the Trustee and the Calculation Agent in writing. If the Benchmark Agent fails to make any determination, decision or election that it is required to make under the terms of the Indenture and the Notes, then the Company will make such determination, decision or election on the same basis as described above in this Section 3.02(e)(v)(3).

(vi)

Any Calculation Agent or Benchmark Agent appointed by the Company shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. Any Calculation Agent or Benchmark Agent may be removed by the Company at any time. For the avoidance of doubt, if at any time there is no Calculation Agent or Benchmark Agent appointed by the Company, then the Company shall be the Calculation Agent or the Benchmark Agent, as applicable, unless and until a successor Calculation Agent or Benchmark Agent is appointed by the Company. The Company may appoint any of its Affiliates to be the Calculation Agent or the Benchmark Agent. The roles of Benchmark Agent, and Calculation Agent for the purpose of determining a particular Benchmark after a Benchmark Transition Event, are separate and distinct from any other roles hereunder, including without limitation the roles of Trustee and of the Calculation Agent for determining three-month LIBOR prior to a Benchmark Transition Event. As of the date of this Second Supplemental Indenture, Wells Fargo Bank has not been appointed as the Benchmark Agent, and, if appointed by the Company, Wells Fargo Bank will only be the Benchmark Agent or Calculation Agent for the purpose of determining a particular Benchmark after a Benchmark Transition Event, if in its sole discretion it agrees in writing to such appointment.

(vii)

The Benchmark Agent shall notify the Trustee and any Calculation Agent in writing (i) following its determination of the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements or Benchmark Replacement Conforming Changes.

(f)    Place of Payment of Principal and Interest. So long as the Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the Notes by wire transfer in immediately available funds in Dollars to DTC or its nominee, in accordance with applicable procedures of DTC. If the Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the Notes by check mailed to the address of the Person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii) above, as applicable. A Global Note with respect to the Notes shall be exchangeable for physical securities of such series only if:

(i)

DTC is at any time unwilling or unable or ineligible to continue as a depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days of the date the Company is so notified in writing;

(ii)

The Company, in its sole discretion, determines not to have any of the Notes represented by one or more registered Global Notes (as defined in Exhibit A attached hereto), and executes and delivers to the Trustee a Company Order to the effect that such Global Notes shall be so exchangeable (and the Trustee consents thereto); or

(iii)

an Event of Default has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes represented by such Global Notes advise DTC to cease acting as a depository for such Global Notes.

(g)    Redemption. The Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on November 27, 2024, but not prior thereto, and on any Interest Payment Date thereafter subject to obtaining the prior approval of the Federal Reserve to the extent such approval is required under the rules of the Federal Reserve. The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date in whole but not in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date fixed by the Company. In the case of Notes represented by a Global Note, any partial redemption will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes and will be reflected in the records of the Trustee or its nominee as a decrease in the principal amount of such Global Note. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the Holders. The provisions of Article Eleven of the Base Indenture (as amended herein) shall apply to any redemption of the Notes pursuant to this Section 3.02, except that Section 1104 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following sentence immediately before the last sentence of Section 1104:

“Notwithstanding the foregoing, any redemption may, at the option of the Company, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice of redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered (or delivered electronically if the Notes are held by any depository)) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice of redemption may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed, or such notice of redemption may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied or waived.”

(h)    Sinking Fund. There shall be no sinking fund for the Notes.

(i)    Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(j)    Currency of the Notes. The Notes shall be denominated, and payment of principal and interest of the Notes shall be payable in, the currency of the United States of America.

(k)    Acceleration. There is no right of acceleration in the case of a default in the payment of principal of or interest or Additional Amounts on the Notes or in the Company’s nonperformance of any other obligation under the Notes or the Indenture. Acceleration shall only occur in the circumstances further described under the Indenture, as amended hereby in Section 3.02(o).

(l)    Stated Maturity. The principal of the Notes shall be payable on November 27, 2029 subject to acceleration as provided under the Indenture.

(m)    Registered Form. The Notes shall be issuable as registered global Securities, and DTC (or any successor thereto or successor depository appointed by the Company within 90 days of the termination of services of DTC) shall be the depository for the Notes.

(n)    Additional Event of Default. In addition to the Events of Default provided for in Section 501 of the Base Indenture, an Event of Default shall occur with respect to the Notes in the event that a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that appoints a Custodian for the Company’s principal banking subsidiary (which, for the avoidance of doubt, as of the date of this Second Supplemental Indenture, is TBK Bank). Such Event of Default shall be treated for all purposes under the Indenture as if it were an Event of Default under Section 501(6) of the Base Indenture.

(o)    Acceleration of Maturity, Rescission and Annulment. Section 502 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default under clause (5) or (6) of Section 501 occurs and is continuing, then the principal amount of all the Notes, together with any premium, Make-Whole Amount, accrued and unpaid interest and Additional Amounts, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.”

(p)    Ranking. The Notes shall rank junior to and shall be subordinated to all Senior Debt of the Company, whether existing as of the date of this Second Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors and trade creditors. By their terms, the Company’s Floating Rate Junior Subordinated Notes due 2035, Floating Rate Junior Subordinated Note due 2037, Junior Subordinated Debt Securities due July 7, 2036, Unsecured Junior Subordinated Deferrable Interest Notes due September 15, 2033, Floating Rate Junior Subordinated Deferrable Interest Debentures due September 2032 and Floating Rate Junior Subordinated Deferrable Interest Debentures due July 2034 rank junior and are subordinated to the notes. Subject to the terms of the Base Indenture, if the Trustee or any Holder of any of the Notes receives any payment or distribution of the Company’s assets in contravention of the subordination provisions applicable to the Notes before all Senior Debt is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Debt or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Debt of all unpaid Senior Debt.

(q)    No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(r)    Satisfaction and Discharge. Article Four of the Base Indenture shall apply to the Notes.

(s)    Defeasance and Covenant Defeasance. Article Fourteen of the Base Indenture shall apply to the Notes.

(t)    Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this Second Supplemental Indenture.

ARTICLE IV

ADDITIONAL PROVISIONS

Section 4.01    Additional Provisions.

(a)    Section 106 of the Base Indenture shall apply to the Notes, provided that, with respect to the Notes, the following text shall be deemed to be inserted at the end of such Section: “Any notices required to be given to Holders will also be given to the Trustee. For the avoidance of doubt, where this Indenture or any Note provides for notice of any event or any other communication (including any Notice of Redemption or repurchase) to a Holder of a Note (whether by mail or otherwise) such notice shall be sufficiently given if given to DTC (or its designee) pursuant DTC’s (or its designee’s) applicable procedures, including by electronic mail in accordance with accepted practices at DTC.”

(b)    Section 901 of the Base Indenture shall apply to the Notes, provided that, with respect to the Notes, the following text shall be deemed to be inserted at the end of such Section:

“Not in limitation of the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to conform the terms of the Indenture and the Notes to the description of the Notes in the prospectus supplement dated November 21, 2019 relating to the offering of the Notes.”

ARTICLE V

MISCELLANEOUS

Section 5.01    Trust Indenture Act. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Second Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this Second Supplemental Indenture, the latter provision shall control.

Section 5.02    Communications by Holders with Other Holders. Holders of Notes may communicate pursuant to TIA Section 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 5.03    GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 5.04    Duplicate Originals. The parties may execute any number of counterparts of this Second Supplemental Indenture. Each executed copy shall be an original, but all of them together represent the same agreement. Notwithstanding the foregoing, the exchange of copies of this Indenture and of signature pages by facsimile or PDF (e-mail) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Section 5.05    Severability. In case any provision in this Second Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.06    Ratification. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base

Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Second Supplemental Indenture.

Section 5.07    Effectiveness. The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

Section 5.08    Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 5.09    Indenture and Notes Solely Corporate Obligations. No recourse will be available for the payment of principal of, or interest or any additional amounts on, any Note, for any claim based thereon, or otherwise in respect thereof, against any of the Trustee, any shareholder, employee, officer or director, as such, past, present or future, of the Company or of any successor entity; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and the issue of the Notes.

Section 5.10    Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture, the Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 5.11. U.S.A. PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Second Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

TRIUMPH BANCORP, INC.

By:	/s/ R. Bryce Fowler
Name:	R. Bryce Fowler
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Attest

By:	/s/ Adam Nelson
Name:	Adam Nelson
Title:	Executive Vice President, General Counsel and Assistant Secretary

[Signature Page to Second Supplemental Indenture]

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

See attached.

19

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR DEBT (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE DEFINITIVE SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

TRIUMPH BANCORP, INC.

4.875% Fixed-to-Floating Rate Subordinated Notes due 2029

No. 1	CUSIP: 89679EAB8
ISIN: US89679EAB83
$39,500,000

Triumph Bancorp, Inc., a Texas corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000) (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on November 27, 2029 (such date is hereinafter referred to as the “Maturity Date”), unless redeemed prior to such date. This Note will bear interest at a fixed rate of 4.875% per annum from, and including, November 27, 2019, to, but excluding, November 27, 2024 (the “Fixed Rate Period”), or earlier Redemption Date. Interest accrued on this Note during the Fixed Rate Period will be payable semi-annually in arrears on May 27 and November 27 of each year (each such date, a “Fixed Rate Interest Payment Date”), with the first such Fixed Rate Interest Payment Date being May 27, 2020 and the last such Fixed Rate Interest Payment Date being November 27, 2024 or earlier Redemption Date. This Note will bear interest at a floating per annum interest rate from, and including, November 27, 2024 to, but excluding, the Maturity Date or any earlier Redemption Date that occurs subsequent to November 27, 2024 (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Interest Period will be equal to the then-current Benchmark plus 333 basis points. During the Floating Rate Period, interest on this Note will be payable quarterly in arrears on February 27, May 27, August 27 and November 27 of each year (each such date, a “Floating Rate Interest Payment Date”, and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), with the first such Floating Rate Interest Payment Date being February 27, 2025 and the last such Floating Rate Interest Payment Date being the Maturity Date or any earlier Redemption Date that occurs subsequent to November 27, 2024.

The interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, November 27, 2024. The interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. If a Fixed Rate Interest Payment Date or the Maturity Date for this Note falls on a day that is not a Business Day, the interest payable on such Interest Payment Date or the payment of principal and interest on the Maturity Date will be paid on the next succeeding Business Day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the Holders of this Note will not be entitled to any further interest or other payment. If a Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. All percentages used in or resulting from any calculation of the Benchmark shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, if the Benchmark is zero, then the Benchmark shall be deemed to be zero.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

TRIUMPH BANCORP, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

Date of authentication:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

TRIUMPH BANCORP, INC.

4.875% Fixed-to-Floating Rate Subordinated Notes due 2029

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “Triumph Bancorp, Inc. 4.875% Fixed-to-Floating Rate Subordinated Notes due 2029” (herein called the “Notes”) initially issued in an aggregate principal amount of Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000) on November 27, 2019. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Indenture, dated as of September 30, 2016 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the Second Supplemental Indenture between the Company and the Trustee, dated as of November 27, 2019 (the “Second Supplemental Indenture,” and the Base Indenture as supplemented and amended by the Second Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, Additional Amounts, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to qualify as Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”), as then in effect and applicable to the Company.

If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article Five of the Base Indenture and Section 3.02(k) and (o) of the Second Supplemental Indenture. Accordingly, there is no right of acceleration in the case of a default in the payment of principal of or interest or Additional Amounts on this Note or in the Company’s nonperformance of any other obligation under this Note or the Indenture.

Any determination, decision or election that may be made by the Company, or by the Benchmark Agent under the terms of the Indenture or the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders of this Note, the Calculation Agent and the Trustee, absent manifest error, (B) if made by the Company, will be made in the Company’s sole discretion, (C) if made by a Benchmark Agent appointed by the Company, will be made after consultation with the Company, and the Benchmark Agent will not make any such determination, decision or election to which the Company reasonably objects, (D) notwithstanding anything to the contrary in the Indenture or the Notes, shall become effective without consent from the Holders of the Notes or the Trustee and (E) shall be provided to the Trustee and the Calculation Agent in writing. If the Benchmark Agent fails to make any determination, decision or election that it is required to make under the terms of the Indenture and the Notes, then the Company will make such determination, decision or election on the same basis as described in the Indenture.

This Note shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on November 27, 2024, but not prior thereto, and on any Interest Payment Date thereafter subject to obtaining the prior approval of the Federal Reserve to the extent such approval is required under the rules of the Federal Reserve. This Note may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date in whole but not in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date fixed by the Company. Any partial redemption of this Note will be made in accordance with DTC’s applicable procedures among all of the Holders of this Note and will be reflected in the records of the Trustee or its nominee as a decrease in the principal amount of this Note. If this Note is to be redeemed in part only, the notice of redemption relating to this Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. This Note is not subject to redemption or prepayment at the option of the Holders.

There shall be no sinking fund for the Notes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 305 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the sole owner or Holder of this Note for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for definitive securities, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any definitive securities and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of definitive securities and will not be considered Holders of Notes. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 3.02 of the Second Supplemental Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of definitive securities, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Company may appoint one or financial institutions to act as its Paying Agents. The Company may add, replace or terminate Paying Agents from time to time. The Company may also choose to act as its own Paying Agent. The Trustee will initially act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 150 East 42nd Street, 40th Floor, New York, NY 10017, Attention: Corporate Trust Services—Administrator, Triumph Bancorp, Inc. The Company must notify the Holders of any changes in the Paying Agents.

Notices to the Holders of registered Notes in the form of definitive securities will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign the within Security, fill in the form below: I or we hereby sell, assign and transfer unto:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

the within Security and all rights thereunder and hereby irrevocably appoint the Trustee as agent to transfer this Security on the books of Triumph Bancorp, Inc.. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $39,500,000. The following increases or decreases in the principal amount of this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

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